Exhibit 99(a)


         PetroCorp Incorporated Plans Sale to Unit Corporation

    TULSA, Okla.--(BUSINESS WIRE)--July 1, 2003--PetroCorp Incorporated (AMEX:PEX) announced today it has entered into a letter of intent to be acquired by Unit Corporation (NYSE:UNT).
    The transaction would be valued at approximately $190,000,000 comprised of 2 million shares of Unit common stock and the remainder in cash. The sale price is subject to normal adjustments for transactions of this type. The transaction is dependent upon the execution of a definitive agreement and all necessary consents including PetroCorp shareholder approval. Fully diluted, PetroCorp will have approximately 13,130,000 shares outstanding.
    "This transaction is the final step in the Company's plan to return maximum value to our shareholders. We believe the combination of cash and stock is particularly attractive. This structure returns the majority of value to our shareholders in cash while allowing them to participate in a growing energy company - Unit Corporation," stated Gary Christopher, president and chief executive officer of PetroCorp.
    PetroCorp Incorporated is a Tulsa, Oklahoma based publicly traded energy company engaged in the exploration, production, acquisition and enhancement of oil and natural gas reserves in the Mid-Continent and Gulf Coast regions in the United States. For more information on PetroCorp, go to www.petrocorp.com.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from these expectations. Among the factors that could cause actual results to differ materially are the timing and success of the company's drilling activities, the volatility of the prices and supply and demand for oil and gas, the numerous uncertainties inherent in estimating quantities of oil and gas reserves and actual future production rates and associated costs, the usual hazards associated with the oil and gas industry (including blowouts, cratering, pipe failure, spills, explosions and other unforseen hazards), and increases in regulatory requirements, as well as other risks described from time to time in the company's periodic reports filed with the Securities and Exchange Commission.
    If a definitive agreement is executed relating to this transaction, PetroCorp Incorporated and Unit Corporation will file a proxy statement/prospectus and other relevant documents with the SEC concerning the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the Web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by PetroCorp Incorporated free of charge by requesting them in writing from PetroCorp, Attn: Investor Relations, P.O. Box 21298, Tulsa, Oklahoma 74121-1298, or by telephone, (918) 491-4500. Investors should read the proxy statement/prospectus and related documents carefully when they become available before making any voting or investment decisions.


    CONTACT: PetroCorp Incorporated, Tulsa
             Steven R. Berlin or Gary R. Christopher, 918/491-4500